UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 30, 2018

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2018, PRGX Global, Inc. (the “Company”) announced that Deborah M. Schleicher, the Company’s Chief Financial Officer, Treasurer and Controller, is leaving the Company, and that the Board of Directors of the Company (the “Board”) appointed Peter Limeri as the Company’s interim Chief Financial Officer, interim Treasurer and interim Controller, with such appointment becoming effective immediately. The Company expects to enter into a separation agreement with Ms. Schleicher, the terms of which will be disclosed in a separate Form 8-K.

Appointment of Peter Limeri as interim Chief Financial Officer, interim Treasurer and interim Controller

Effective August 30, 2018, the Board appointed Peter Limeri as the Company’s interim Chief Financial Officer, interim Treasurer and interim Controller. Mr. Limeri has over 25 years of financial experience, including his previous service with the Company as Chief Financial Officer from November 2014 to May 2018 and from February 2006 until May 2009. Mr. Limeri’s previous experience also includes serving as President and Chief Executive Officer of LCG, LLC, a management consulting firm specializing in strategic, financial and operation transformations, from December 2010 until September 2014, and service as President and Chief Financial Officer of Physiotherapy Associates.

There are no family relationships between Mr. Limeri and any director or executive officer of the Company and, except for the Separation Agreement between Mr. Limeri and the Company dated as of May 16, 2018, no related party transactions required to be reported under Item 404(a) of Regulation S-K.

Employment Agreement with Peter Limeri

The Company entered into an employment agreement with Mr. Limeri which became effective as of August 30, 2018 (the “Employment Agreement”). The material terms of his Employment Agreement are as follows:

1. Term. The Employment Agreement provides for a term ending on December 31, 2018, which may only be extended by the mutual written agreement of the Company and Mr. Limeri.

2. Compensation. Mr. Limeri will receive a monthly base salary of $65,000. Mr. Limeri will not be eligible to (i) participate in the Company’s annual incentive bonus plan, (ii) receive stock options, restricted stock, restricted stock units, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans or (iii) participate in any other long-term incentive or other equity-based plan that the Company may establish from time to time.

3. Buyback of Stock Options. Under the terms of the Employment Agreement, the Company will, within ten (10) days following the effective date of the Employment Agreement, repurchase all of Mr. Limeri’s outstanding stock options (options to acquire 67,067 shares of the common stock of the Company) for a lump sum of $174,989, subject to ordinary and lawful deductions. Mr. Limeri will surrender the option agreements to the Company and will not have any further rights thereunder.

4. Post-Termination Benefits.

(a) Without Cause. If Mr. Limeri has his employment terminated by the Company without Cause (as defined in the Employment Agreement), then he is entitled to the following: (i) payment of his base salary for remainder of the term (the “Severance Period”); (ii) continuation of health care plan coverage at active employee rates for the Severance Period; and (iii) payment of accrued obligations.

(b) For Cause. If the Company terminates Mr. Limeri’s employment for Cause or Mr. Limeri’s employment terminates upon the expiration of the term of the Employment Agreement, the Employment Agreement terminates and the Company will have no further obligations to him other than to pay any accrued obligations.

5. Business Protection Agreements. Mr. Limeri is also bound by confidentiality provisions, non-competition covenants and non-solicitation restrictions concerning both customers and employees of the Company.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is filed herewith:

10.1	Employment Agreement dated August 30, 2018, by and between Peter Limeri and the Company

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Employment Agreement dated August 30, 2018, by and between Peter Limeri and the Company

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: August 30, 2018